Exhibit (c)(3)
Strictly Private and Confidential March 22, 2009 Project Fairway Presentation to the Board of Directors

1. Industry / Cox Radio Update

Cox Media Group - Further Integration Cox Media Group ("CMG") was formed effective January 1, 2009 to realize cost and revenue opportunities across the three traditional media businesses. Create Efficiencies Eliminate public company costs of approximately $3 million Focus on Operations Deeper local integration Platform for digital media operations Leverage Support Functions Extend HR and Finance shared services $2 million of efficiencies from further integrating Cox Radio with CMG Combine Knowledge Base Combine research capabilities CMG Objectives Cox Radio Further Integration 1

2008 Cox Radio Summary Financial Performance 2008 operating results were below 2007 and the Budget approved by the Board of Directors of Cox Radio in December 2007 (1) LTIP is defined as Cox Radio's Long-Term Incentive Plan ("LTIP") expenses and includes restoration plan expense. (2) Includes signal upgrades and acquisitions. In 2007, there were $5 millions in acquisitions. In 2008, there were $48 million in acquisitions for budget and actual, respectively. (3) Includes proceeds from insurance and asset sales, the add-back of the non-cash portion of LTIP expenses, and non-qualified stock option (NQSO) proceeds. (4) Before share repurchases. 2

2009 Cox Radio YTD Performance Results to date have been below the comparable period for 2008 and the 2009 Budget included in the Long Range Plan approved by the Board of Directors of Cox Radio in December 2008 (1) LTIP is defined as Cox Radio's Long-Term Incentive Plan ("LTIP") expenses. (2) Includes signal upgrades. (3) Includes proceeds from insurance and asset sales, the add-back of the non-cash portion of LTIP expenses, and non-qualified stock option (NQSO) proceeds. (4) Before share repurchases. (5) Increase in February 2009 working capital due to temporary timing difference in accounts payable and accounts receivable. (5) 3

Cox Radio Revised 2009 Forecast On March 6, 2009, a revised Forecast for 2009 results was prepared by Cox Radio management reflecting the continued decline in advertising revenue (1) LTIP is defined as Cox Radio's Long-Term Incentive Plan ("LTIP") expenses. (2) Includes signal upgrades and acquisitions. In 2008, there were $48 million in acquisitions. (3) Includes committed signal upgrades. (4) Includes proceeds from insurance and asset sales, the add-back of the non-cash portion of LTIP expenses, and non-qualified stock option (NQSO) proceeds. (5) Before share repurchases. (2) (3) (3) 4

US Radio Advertising Spend Growth Rates Source: ZenithOptimedia's "Advertising Expenditure Forecasts" dated December 2008. Jack Myers Media Business Report dated March 2009. Historical and Forecasted Growth Rates for Cox Radio 5

Radio Pacings Update Quarterly Revenue Pacings vs. 2008 (as of 3/13/09) Second Quarter 2009 Pacings have improved from one month ago, but still trail 2008 levels. 6

Cox Radio Revenue and EBITDA Projections Total Revenue ($ in millions) Operating Cash Flow Based on the decline in radio advertising, as reflected in the 3/6/09 Forecast for 2009, the Company does not believe that the five year Budget (Long Range Plan) approved in December 2008 accurately reflects the prospects of Cox Radio. Growth Rates (Based on expectations reflected in the Long Range Plan) The 3/6/09 Forecast for 2009 reflects a new, lower baseline The growth expectation reflected in the Long Range Plan is applied to the 3/6/09 Forecast for 2009 Budget (Dec. 2008) Revisions based on 3/6/09 Forecast 7 Operating Cash Flow Margins

2009 Forecast Covenant Analysis 2009 Consolidated Operating Cash Flow Forecast ($ in millions) 2009 Forecast Debt / Consolidated Operating Cash Flow ($ in millions) Source: 3/6/09 Forecast. (1) "LTM" defined as Last Twelve Months. Operating Cash Flow defined as sum of Operating Income before depreciation, amortization, other non-cash charges. Excludes the Incentive Compensation Plan Expense. (2) Total Leverage defined as Consolidated Debt (less the aggregate amount of cash and cash equivalents) of the Company and its Restricted Subsidiaries divided by LTM Consolidated Operating Cash Flow for the period. (3) Includes amounts due to/from CEI. Net Debt (3): $391.4 $385.8 $366.9 $366.4 Total Leverage Covenant Maximum: 5.0x (2) Quarterly Operating Cash Flow Consolidated LTM Operating Cash Flow (1) $29.7 $13.8 $6.7 $1.1 Headroom (Leverage Covenant Operating Cash Flow Capacity) 8

Cox Radio Credit Facility Considerations (1) Excluding $8.7 million Lehman Brothers commitment. (2) Excludes effect of interest tax shield. Illustrative Impact of Debt Repricing ($ in millions) Based on 2009 projected average debt balance Current credit facility has attractive terms and benefits from CEI credit relationship Pricing at LIBOR + 62.5 bps (currently, ~1.2%) based on the credit rating at Cox Radio $591 million in size (1) ($380 million is drawn as of 3/20/09) Matures in July 2011 A covenant waiver requires a 51% vote, which may require: The facility to be reset to market terms An amendment fee of 25 - 50 bps ($1.5 million - $3.0 million) A reduction in the size of the facility A repricing of the credit facility to market terms and / or a reduction in the size of the facility would likely result in: Reduced financial flexibility A significant increase to interest costs and cost of capital 9

2. Proposal Summary

Proposal Summary Transaction CEI proposes to buy 100% of the Cox Radio shares it does not currently own at a price of $3.80 per share Consideration Cash Structure CEI to launch tender offer for 100% of the Cox Radio shares not owned by CEI Subsequent short-form merger at the same price if CEI holds 90% of Cox Radio shares Conditions Majority of minority (8.4 million shares) acceptance condition in tender offer No Material Adverse Change 90% tender condition Tender Launch March 23 Tender Expiration April 17 Financing Existing CEI cash and revolver capacity 10